AMENDMENT NO. 1 TO THE ACQUISITION AGREEMENT

         Amendment No. 1 ("Amendment No. 1"), dated as of December 3, 2002, amending the Acquisition Agreement, dated as of July 16, 2002 (the "Agreement"), among Alcoa Inc., a Pennsylvania corporation (the "Buyer"), The Fairchild Corporation, a Delaware corporation (the "Parent"), Fairchild Holding Corp., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent ("Fairchild Holding"), and Sheepdog, Inc., a Delaware corporation and an indirect, wholly owned subsidiary of the Parent ("SDI" and, together with the Parent, Fairchild Holding and the subsidiaries of the Parent set forth on
Schedule 1.125 to the Agreement, collectively, the "Sellers").

         WHEREAS, in accordance with Section 10.2 of the Agreement, the Buyer, the Parent and the Sellers desire to amend the Agreement in accordance with the terms of this Amendment No. 1.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:

1. Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meaning provided therefor in the Agreement.

2. Disclosure Schedule Amendments. Pursuant to Section 5.7 of the Agreement, the following Schedules to the Agreement are hereby amended as follows:

(a) Schedule 1.54 (Excluded Assets) is hereby amended and restated to reflect that each of the following is an Excluded Asset: (i) all credit cards issued to the Transferred Employees, provided that all charges on such credit cards related to the period ended on the Closing Date shall be deemed Assumed Fastener Business Liabilities, (ii) the lease agreement entered into by Fairchild Fasteners (U.K.) Ltd. relating to the warehouse unit 2C located at Hamilton Business Park, Waterside Road, Leicester, United Kingdom, (iii) the lease agreement entered into by Fairchild Fasteners Europe - Simmonds S.A.S., for the office located at 50, avenue de Wagram, 75017, Paris, France, (iv) the office equipment, furniture, video conferencing equipment and other personal property located in the Parent's office in Dulles, Virginia and (v) the video conferencing equipment located in the office of Fairchild Fasteners Europe-Simmonds S.A.S., for the office located at 50, avenue de Wagram, 75017, Paris, France, and as so amended and restated is attached hereto as Exhibit A-1.54.

(b) Schedule 1.59 (Bank Accounts) is hereby amended and restated to (i) include the bank accounts relating to Newco California and certain bank accounts relating to Fairchild Fasteners Melbourne Pty., a company organized and existing under the laws of Australia, and (ii) delete the workers' compensation bank accounts and United States payroll bank accounts, and as so amended and restated is attached hereto as Exhibit A-1.59.

(c) Schedule 1.61 (Fastener Business Contracts) is hereby amended and restated to include certain additional contracts and to delete certain excluded contracts, and as so amended and restated is attached hereto as Exhibit A-1.61.

(d) Schedule 1.125 (Sellers) is hereby amended and restated to include certain subsidiaries of the Parent, and as so amended and restated is attached hereto as Exhibit A-1.125.

(e) Schedule 1.140 (Transferred Fastener Subsidiaries) is hereby amended and restated to replace CST LLC with Fasteners & Fastening Systems LLC as a Transferred Fastener Subsidiary, and as so amended and restated is attached hereto as Exhibit A-1.140.

(f) Schedule 1.93(a) (Other Current Assets) is hereby amended and restated to include the account "prepaid salaries" as a current asset, and as so amended and restated is attached hereto as Exhibit A-1.93(a).

(g) Schedule 3.2(a) (Capital Stock and Membership Interests of Transferred Fastener Subsidiaries) is hereby amended and restated to reflect the stockholders of the Transferred Fastener Subsidiaries as of the Closing Date, and as so amended and restated is attached hereto as Exhibit A-3.2(a).

(h) Schedule 3.5 (Consents and Approvals) is hereby amended and restated to include certain additional contracts that require the contracting party's consent in connection with consummation of the transactions contemplated by the Agreement, to delete certain excluded contracts, and to include the disclosure of the expression of concern on behalf of the Retirement Plan for Employees of The Fairchild Corporation - The Fairchild Fasteners Group Retirement Plan by the Pension Benefit Guaranty Corporation, and as so amended and restated is attached hereto as Exhibit A-3.5.

(i) Schedule 3.12(a) (Intellectual Property) is hereby amended and restated to include additional Fastener Business Intellectual Property and delete any Fastener Business Intellectual Property that is inactive or intellectual property that is not Fastener Business Intellectual Property, and as so amended and restated is attached hereto as Exhibit A-3.12(a).

(j) Schedule 3.13(b) (Exception to Sellers' Employee Benefit Plans; ERISA) and
Schedule 3.13(h) (Claims by or on Behalf of any Plans) are hereby amended and restated to include the disclosure of the expression of concern on behalf of the Retirement Plan for Employees of The Fairchild Corporation - The Fairchild Fasteners Group Retirement Plan by the Pension Benefit Guaranty Corporation, and as so amended and restated are attached hereto as Exhibits A-3.13(b) and A-3.13(h).

(k) Schedule 3.13 (j) (Collective Bargaining Agreements; Organizing Efforts) is hereby amended and restated to include the disclosure of the labor activities involving the attempt by IG Metall Hildescheim to establish a workers' council at the Sellers' Hildescheim plant in Germany operated by Fairchild Fasteners Europe - VSD GmbH, and as so amended and restated is attached hereto as Exhibit A-3.13(j).

(l) Section 3.14 (b) (Exceptions to Material Compliance with Applicable Laws) is hereby amended and restated to include the lapse of the registration of the sales office in Beijing with the appropriate Government entity and to disclose that Fairchild Fasteners Femipari Kft. had only one member until shortly prior to the Closing, and as so amended and restated is attached hereto as Exhibit A-3.14(b).

(m) Schedule 3.16 (Litigation) is hereby amended and restated to include certain litigation matters, including the disclosure of the expression of concern on behalf of the Retirement Plan for Employees of The Fairchild Corporation - The Fairchild Fasteners Group Retirement Plan by the Pension Benefit Guaranty Corporation, and to update the status of the previously disclosed litigation matters, and as so amended and restated is attached hereto as Exhibit A-3.16.

(n) Schedule 3.22 (Taxes) is hereby amended and restated to include disclosure relating to the restriction on distribution of dividends in Germany, as so amended and restated is attached hereto as Exhibit A-3.22.

(o) Schedule 3.23 (Insurance Policies) is hereby amended and restated to indicate the insurance policies of the Transferred Fastener Subsidiaries that are not deemed to be Excluded Assets, and as so amended and restated is attached hereto as Exhibit A-3.23.

(p) Schedule 3.24 (Environmental Matters) is hereby amended and restated to update the status of previously disclosed environmental matters, and as so amended and restated is attached hereto as Exhibit A-3.24.

(q) Schedule 5.1(k) (Exceptions to Conduct of the Business) is hereby amended and restated to include the change of the fiscal year-end of each of Fairchild Fasteners Aichach GmbH, Fairchild Fasteners Europe - Camloc GmbH, Fairchild Fasteners Europe - VSD GmbH, Fairchild Fasteners (U.K.) Ltd., Kaynar Technologies Ltd. and Recoil (Europe) Ltd. from June 30 to December 31 for accounting purposes, and as so amended and restated is attached hereto as Exhibit A-5.1.

(r) Schedule 6.1 (Employment) is hereby amended and restated to include the employees located at Simi Valley, to update the schedule since June 30, 2002 to reflect newly hired employees of the Fastener Business and to update the schedule to reflect the employees of the Fastener Business who have been terminated during the 90-day period prior to the Closing Date, and as so amended and restated is attached hereto as Exhibit A-6.1.

(s) Schedule 7.3(d) (Required Consents) is hereby amended and restated to include the EADS Deutschland GmbH contracts that require consents prior to Closing, and as so amended and restated is attached hereto as Exhibit A-7.3(d).

3. Definitions.

(a) Section 1.10(f) is hereby amended to read in its entirety as follows:

                  " All obligations and liabilities arising from, or relating to, the Buyer's (or one of its subsidiaries designated pursuant to Section 10.7) ownership of the Fastener Business Assets after the Closing Date, subject to the Parent's obligations to indemnify the Buyer pursuant to Article XI of this Agreement."

(b) Section 1.10(g) is hereby amended to read in its entirety as follows:

                  "All other obligations and liabilities expressly assumed by the Buyer (or one of its subsidiaries designated pursuant to Section 10.7) pursuant to this Agreement."

(c) Section 1.94 is hereby amended to read in its entirety as follows:

                  " 'Newco California' shall mean Fasteners & Fastening Systems LLC, a limited liability company existing under the laws of California."

                  (b) The second clause of Section 1.54 (Excluded Assets) is amended in its entirety to read as follows:

                  "(ii) all contracts of insurance insuring the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the employees of the Fastener Business, including, without limitation, the contracts of insurance listed on Schedule 3.23 (other than the contracts of insurance with respect to the Transferred Fastener Subsidiaries as indicated on Schedule 3.23 which are not Excluded Assets and other than insurance proceeds or rights to insurance coverage under all insurance policies to the extent they relate to the Fastener Business, the Fastener Business Assets, the Assumed Fastener Business Liabilities or the Transferred Employees which are in effect prior to the Effective Time, including, without limitation, the Fastener Business Product Liability Insurance Policies);"

4. Purchase and Sale of the Fastener Business Assets. The first sentence of
Section 2.2 is hereby amended in its entirety to read as follows:

                  "Subject to the terms and conditions of this Agreement (including, without limitation, Section 10.7) (or, with respect to any condition not satisfied, the waiver thereof by the party for whose benefit the condition exists) at the Closing, the Sellers will sell, convey, assign, transfer and deliver, or cause to be sold, conveyed, assigned, transferred and delivered to the Buyer or one of its wholly owned subsidiaries, all of their direct and indirect right, title and interest at the Effective Time in and to the Fastener Business Assets (other than the Fastener Business Assets owned or held by the Transferred Fastener Subsidiaries), in all cases free and clear of all Liens (other than Permitted Exceptions), and the outstanding capital stock and membership interests, as the case may be, of each of the Transferred Fastener Subsidiaries, in all cases free and clear of all Liens, and the Buyer will, directly or indirectly, purchase, acquire, accept and pay for, as hereinafter provided, the Fastener Business Assets, free and clear of all Liens (other than Permitted Exceptions), and the outstanding capital stock and membership interests, as the case may be, of each of the Transferred Fastener Subsidiaries, free and clear of all Liens, and will assume the Assumed Fastener Business Liabilities."

5. Post-Closing Adjustment.

         (a) Section 2.7(a)(iv) is hereby amended to read in its entirety as follows:

                  "In the event there is any cash or cash equivalents on the Fastener Business Books and Records (other than the U.S. payroll bank accounts set forth on Schedule 2.7(a)(iv)) that has not been distributed as of the Closing Date out of the Fastener Business there shall be recorded on the Closing Date Balance Sheet under "Current Assets" the amount of such cash and cash equivalents (the "Remaining Cash"); provided, however, that (i) the amount of such cash and cash equivalents shall not be included in the calculation of Net Working Capital and (ii) "Remaining Cash" shall not be deemed to include the balance (whether positive or negative) of the U.S. payroll bank accounts set forth on Schedule 2.7(a)(iv)."

(b) The first sentence of Section 2.7(d) is hereby amended to read in its entirety as follows:

                  "If the amount of Net Working Capital is less than $214,165,000, the amount of the Consideration shall be reduced by the amount of such deficit."

(c) The first sentence of Section 2.7(e) is hereby amended to read in its entirety as follows:

                  "If the amount of Net Working Capital exceeds $218,165,000, the amount of the Consideration shall be increased by the amount of such excess."

(d)      Section 2.7(f) is hereby amended to read in its entirety as follows:

                  "If the amount of Net Working Capital is between $214,165,000 and $218,165,000 there shall no adjustment to the Consideration pursuant to this Section 2.7."

6. Treatment of Accounts Receivable at the Closing. The first and second sentences of Section 2.10 are hereby amended in their entirety as follows:

                  "At least five business days prior to the Closing Date, the Parent shall deliver to the Buyer Schedule 2.10, a copy of which was provided under separate cover to the Buyer and shall be deemed to be included in the Schedules attached hereto, which shall set forth for each receivable of the Fastener Business as of October 27, 2002 ("October Month End"), the name of the payor, the date the receivable was booked by the Fastener Business, the original amount of the receivable, the date the receivable was or is due and the amount of the receivable on October Month End. Schedule 2.10 shall also indicate each receivable, which, as of October Month End, is more than ninety days past due and the obligor of which is subject to bankruptcy or similar insolvency proceedings (the "Overdue Closing Receivables")."

7. Amended Representation and Warranty. The second sentence of Section 3.2(a) of the Agreement is hereby amended to read in its entirety as follows:

                  "Except as set forth on Schedule 3.2(a), all of the outstanding shares of capital stock of each of the Transferred Fastener Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and owned of record and beneficially directly or indirectly by the Sellers, free and clear of all Liens."

8. Commercially Reasonable Efforts. Section 5.5 of the Agreement is hereby amended by adding new subsection (d) following subsection (c) which shall read as follows:

                  "(d) Each of the Buyer and the Sellers agrees and acknowledges that (i) none of the terms and conditions of any third party consent or novation in connection with the assignment of any Fastener Business Contract, Fastener Business Intellectual Property License or Fastener Business Lease to the Buyer (or one of its subsidiaries designated pursuant to Section 10.7) pursuant to this Agreement shall amend or otherwise modify or limit any of the provisions of this Agreement; (ii) to the extent that any provision of any such third party consent or novation is inconsistent or conflicts with this Agreement, the provisions of this Agreement shall control as among the Buyer and the Sellers (it being understood that no such consent or novation shall be deemed invalid due to any such inconsistency or conflict); and (iii) none of the terms and conditions contained in any third party consent or assignment obtained by the parties in connection with the consummation of the sale of the Fastener Business shall be deemed to be a waiver of any rights or obligations of the Buyer or the Sellers under this Agreement."

9. Sales, Use and Transfer Taxes and Fees. The first sentence of Section 5.9 is hereby amended in its entirety to read in its entirety as follows:

         "The parties agree that all sales, use and transfer Taxes and related fees (including real estate, transfer Taxes, stamp or other Taxes of the same or similar nature, and patent and trademark transfer Taxes and recording fees but excluding, without limitation, any Taxes arising from the failure of the German spin-off to qualify as tax-free which shall solely be the responsibility of the Sellers) incurred in connection with this Agreement and transactions contemplated hereby will be borne equally by the Buyer and Sellers, provided that the Buyer will pay the transfer Taxes and related fees and the Sellers will reimburse the Buyer for one-half of the transfer Taxes and related fees after the Closing."

10. Transferred Foreign Subsidiaries. In connection with the payment of transfer Taxes and related fees pursuant to Section 5.9 of the Agreement and the allocation of both the Consideration pursuant to Section 2.9 of the Agreement and the maximum amount of the intercompany payables equal to $38,653,177 of Fairchild Holding assumed by certain subsidiaries of the Buyer pursuant to the letter agreement, dated December 3, 2002, between the Parent and the Buyer with respect to intercompany accounts, the Buyer and the Sellers have agreed that the valuation of the Fastener Business Assets held by Transferred Fastener Subsidiaries in the countries identified below is as indicated:

(i) Australia:           $  6,500,000

(ii) Belgium:            $  1,900,000

(iii) France:            $106,860,302

(iv) Germany:            $106,206,256

(v) Hungary:             $  4,300,000

(vi) Singapore:          $  1,400,000

(vii) Thailand:          $    250,000

(viii) United Kingdom:   $ 13,186,619

         Any post-Closing balance sheet adjustments to Net Working Capital
         (up or down) shall be treated as being allocable for valuation purposes as intangibles in the United States.

11. Fairchild Logo. Section 5.15 is hereby amended by adding a new clause at the end of such Section which shall read as follows:

         "; provided, however, that solely for a period of one (1) year immediately following the Closing, the Sellers may use the Fairchild logo identified in Schedule 5.15, to the extent that such logo exists or is contained (i) as of the Closing on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other similar materials or (ii) following the Closing on any documents filed by the Parent with the SEC or any other Government entity or with regulatory authorities and agencies (provided that the Sellers may distribute or use copies of such documents prepared prior to the date hereof or during the one-year period set forth in the proviso to this Section 5.15 following such one-year period), in each case in a manner that complies with the obligations of the Sellers set forth in this Agreement."

12. Accrued Expenses. Pursuant to Section 5.26 of the Agreement, the Buyer and the Sellers have agreed on the items to be included as "Accrued Expenses" for purposes of calculating Net Working Capital from the Closing Sheet Balance Sheet which items are set forth on Schedule 1.93(c), and which as amended and restated is attached hereto as Exhibit A-1.93(c).

13. Covenant. A new Section 5.29 is hereby added to the Agreement following
Section 5.28:

         "Section 5.29. Releases from Lessors. The Sellers shall use their commercially reasonable efforts to obtain a complete release of the Transferred Fastener Subsidiaries from any and all of their respective obligations or liabilities arising under, or relating to, the following lease agreements: (i) Lease Agreement entered into by Fairchild Fasteners (U.K.) Ltd. relating to the Warehouse unit 2C located at Hamilton Business Park, Waterside Road, Leicester, United Kingdom and
         (ii) Lease Agreement entered into by Fairchild Fasteners Europe - Simmonds S.A.S., for the office located at 50, avenue de Wagram, 75017, Paris, France; provided, however, that the Sellers shall not be required to pay any amounts to the landlords in order to obtain such releases."

14. Covenant. Two new Sections 5.30 and 5.31 are hereby added to the Agreement following Section 5.29:

         "Section 5.30. ATW German Claim. The Buyer shall reimburse the Parent promptly upon written request for up to $25,000 of the costs and expenses incurred by the Parent and its Affiliates through the Closing Date in connection with the malpractice claim against ATW-Allgemeine Treuhand Wirtschaftsberatung GmbH ("ATW") for which the Parent provides written documentation. Any damage award received in connection with the litigation against ATW shall be paid to the Buyer.

         Section 5.31. Settled Litigation. The Sellers agree that they will honor all settlement obligations in respect of litigation settled by the Sellers as of or prior to the Closing Date involving the Sellers in accordance with the terms of such settlement agreements."

15. Assumption of Plans. Section 6.2(a) is amended by adding the following sentence at the end thereof.

         "The former employees of the Fastener Business listed on Schedule 6.2(a) are listed as of October 31, 2002. The Sellers shall update such Schedule, through the Closing Date, as promptly as practicable after the Closing."

16. Payment Pool. Section 6.2(c) is hereby amended in its entirety to read as follows:

         "(c) (i) The Sellers shall retain and be responsible for all liabilities and obligations, and the Sellers shall indemnify and hold harmless the Buyer against any and all Damages, arising or related to any employment, change of control or severance contract (including all payments thereunder) between the Sellers and any Fastener Business Employee including, but not limited to, those set forth on Schedule 6.2(c)(i). Following the Closing, the Buyer agrees to make available an aggregate amount equal to $3,413,465 for payments to certain of the Fastener Business Employees identified on Schedule 6.2(c)(ii) (the "Payment Pool") as further outlined in this Section 6.2(c). On or within ten (10) days following the Closing, the Buyer shall make offers to each member of the Payment Pool setting forth the terms of each additional payment to each member of the Payment Pool, conditioned on continued employment with the Buyer (each, a "Stay Pay Offer"). Each Stay Pay Offer will state that each member of the Payment Pool will have until December 31, 2002 to accept such offer. If a member of the Payment Pool accepts the Stay Pay Offer by December 31, 2002, such member of the Payment Pool will receive no later than January 30, 2003 25% of the amount set forth on the chart entitled "Fairchild Fasteners - Key Employee Listing" dated November 25, 2002, a copy of which was delivered to the Parent on November 25, 2002 (the "Payment Chart") provided, the recipient is employed on such date by the Buyer in accordance with the terms of the Stay Pay Offer letter. The Buyer will pay the remaining 75% of the amount set forth on the Payment Chart (the "Retention Payment") to each member of the Payment Pool who accepts and satisfies the terms and conditions of his or her Stay Pay Offer, including, without limitation, the requirement that each applicable member of the Payment Pool remain employed by the Buyer through the date of the Retention Payment, unless his or her termination of employment is by the Buyer without Cause (as such term is defined in the Stay Pay Offer). As soon as practicable after each payment to a member of the Payment Pool, the Buyer will deliver to the Parent documentation evidencing the Buyer's distribution to each such member of the Payment Pool. Notwithstanding anything to the contrary contained herein, the Buyer shall retain any amounts from the Payment Pool which are not distributed pursuant to this Section 6.2(c)(i) due to the failure of any Fastener Business Employee listed on Schedule 6.2(c)(ii) to accept or otherwise respond to a Stay Pay Offer or due to any such Fastener Business Employee's failure to comply with the terms of his or her Stay Pay Offer.

              (ii) On the Closing Date, the Buyer shall remit to the Parent a lump sum cash payment equal to $1,500,000, which the Parent shall distribute, as soon as administratively practicable, but in no event more than thirty (30) days following the Closing Date, to members of the Payment Pool as it may in its sole discretion select (such payments being referred to herein as "Parent Selected Payments"). As soon as practicable following the Closing, but in no event more than 30 days thereafter, the Parent shall deliver to the Buyer documentation evidencing the Parent's distribution of $1,500,000 to the members of the Payment Pool it has selected pursuant to this first sentence of this subparagraph (ii).

              (iii) In the event the amount of money allocated from the Payment Pool to any Fastener Business Employee set forth on Schedule 6.2(c)(ii) is less than the aggregate amount of the change of control, stay pay and other retention payments payable to such employee under his contract with the Fastener Business, the Parent shall pay such difference to the Fastener Business Employee in accordance with the terms of such person's contract, and the Buyer shall have no obligation with respect to any such change of control, stay pay and other retention payments. In the event that any Fastener Business Employee set forth on Schedule 6.2(c)(i) becomes a Transferred Employee and such Transferred Employee remains employed with the Buyer for a period of six months following the Closing Date, the Buyer agrees to pay such employee the amount of the severance obligations in accordance with the terms of such Employee's employment agreement. In the event that any Fastener Business Employee set forth on
Schedule 6.2(c)(i) becomes a Transferred Employee and such Transferred Employee is terminated without "cause" (as such term is defined in his or her employment agreement) by the Buyer prior to the sixth month anniversary of the Closing Date, (a) the Sellers shall remain fully liable for payment of the full amount of such employee's severance payments under his or her employment agreement and
(b) the Buyer shall not rehire such terminated Transferred Employee as an employee or a consultant for a two year period following such employee's date of termination. It is the intention of the Buyer and the Parent that all payments made under Section 6.2(c)(i) to members of the Payment Pool be applied to satisfy the obligations of the Parent or the Sellers under the existing employment, change of control and severance agreements listed on Schedule 6.2(c)(i); provided, however, that in no event shall such intention be construed as an assumption by the Buyer of any such employment, change of control or severance agreement. It is the intention of the Buyer and the Parent that no payment made under Section 6.2(c)(i) to any member of the Payment Pool shall be additional to or duplicative of any amount that any such member is otherwise entitled to receive under any existing employment, change of control or severance agreement, and the Buyer shall so inform a Payment Pool member in response to any inquiry regarding the same."

17. Administrative Services - Health, Dental, Life Insurance and Disability.
Section 6.2 of the Agreement is hereby amended by adding new subsections (l),
(m), (n), (o) and (p) following subsection (k) which shall read as follows:

         "(l) Flex Plan Benefits Through 2003. The Buyer agrees that following the Closing Date through December 31, 2003, the flex plan benefits for the Transferred U.S. Employees shall remain the same as are in effect on the Closing Date. Employee contributions for health care benefits shall continue to be 25% in the aggregate and the Buyer contributions for health care benefits shall be 75% in the aggregate. Following the Closing, the Buyer agrees to pay third-party vendors to administer the flex plan benefits and will reimburse the Sellers for any documented costs incurred by them to administer the flex plan benefits. The Sellers will provide the Buyer with a monthly accounting statement and invoice detailing the costs incurred administering the flex plan benefits pursuant to this Section 6.2(l). For purposes of this subsection (l), flex plan benefits refers to (i) medical, (ii) dental,
         (iii) employee and dependent life insurance, (iv) employee and family accidental death and disability insurance, and (v) short term and long term disability insurance.

         (m) Standard of Administrative Services. The Parent's benefits department (currently located at the Parent's corporate headquarters in Dulles, Virginia) will provide the administrative services stipulated in Section 6.2(a) and 6.2(k) hereof in substantially the same manner as it has provided such services through the Closing Date. The Buyer shall indemnify, defend and hold harmless the Parent and its subsidiaries and their respective directors, officers, employees, agents and representatives (including, without limitation any predecessor or successor to any of the foregoing) from and against any and all Indemnifiable Losses relating to, resulting from or arising out of the provision of such services, except to the extent such Indemnifiable Losses resulted from fraud or willful misconduct by the Parent.

         (n) Included Costs. With respect to services pursuant to Section 6.2(a) and 6.2(k), the Buyer shall be responsible for paying the costs of outside vendors for these services, as well as the cost of the Parent's benefits department associated with providing such administering services. Such costs shall be determined by maintaining time sheet records of hours spent in providing such services, to be billed to Buyer at an hourly rate equal to each individuals effective hourly compensation. The effective hourly compensation shall be 125% of the individual's weekly gross compensation, divided by forty. In the event, the Parent outsources such administrative services, the Buyer shall reimburse the Parent for 100% of such outsourcing costs.

         The cost of outside vendors reimbursable by the Buyer shall include costs incurred by the Sellers in setting up (prior to the Closing) the flex plan benefits for the Buyer's account.

         (o) Reimbursement for December Coverage. In the event that the Buyer does not have insurance coverage for the Transferred Employees on the date of the Closing, such employees may continue to be carried under the Parent's insurance policies; provided, that: (i) such period shall not extend beyond December 31, 2002; and (ii) the Buyer shall reimburse the Parent for 100% of the employer's and the employee's premium portion of such coverage to the extent paid by the Parent (pro-rated from the Closing Date through December 31, 2002) and for any claims incurred on the self insurance coverage (for the period from the Closing Date through December 31, 2002).

         (p) Assumption of Certain Marson Creative Fastener, Inc. Plans. Effective as of the Closing Date, the Buyer shall assume each of the plans set forth on Schedule 6.2(p) solely with respect to claims incurred by Transferred Employees following the Closing."

18. Covenant. A new 6.3 is hereby added to the Agreement following Section 6.2:

         "Section 6.3. Treatment of Participants in The Fairchild Fasteners Group Retirement Plan. (a) Following the Closing, the Parent shall cause the Retirement Plan for Employees of The Fairchild Corporation - The Fairchild Fasteners Group Retirement Plan (the "Fairchild Retirement Plan") to make a lump-sum cash distribution to each Fastener Business Employee who is a participant in the Fairchild Retirement Plan (the "Fastener Business Participant") and who is eligible for and elects to receive a lump-sum distribution of his or her accrued plan benefit in accordance with the terms of the Fairchild Retirement Plan and applicable Law in connection with the Closing. The Parent shall use its best efforts to cause such payments to be made to those Fastener Business Participants eligible for and electing to receive lump sum distributions no later than 25 calendar days following the receipt by the Parent of such election. Such payments shall be in an amount equal to such participant's accrued benefit under the Fairchild Retirement Plan, determined in accordance with the terms of the Fairchild Retirement Plan and applicable Law.

         (b) On or prior to the Closing, the Parent shall deliver to the Buyer
         (i) Schedule 6.1 which shall contain a complete list of all Fastener Business Participants and (ii) Schedule 6.3(b) which shall set forth for each Fastener Business Participant, the amount of such participant's accrued benefit as of September 30, 2002 under the Fairchild Retirement Plan. As soon as practicable following the Closing Date, the Parent shall deliver to the Buyer an updated list containing the amount of each Fastener Business Participant's accrued benefit as of the Closing Date under the Fairchild Retirement Plan. Ms. Irene Jacobson, Director-HR Services, Alcoa Inc., 6603 West Broad Street, Mail Stop G-T-26, Richmond, Virginia 23230 is hereby designated as Alcoa's representative to audit, inspect and review (A) the letter sent to each Fastener Business Participant explaining the procedures for electing to receive the lump-sum benefits distribution that each Fastener Business Participant is entitled to receive under the Fairchild Retirement Plan, (B) each election form sent to the Parent by the Fastener Business Participant setting forth each such participant's election relating to their lump-sum benefit distribution and (C) each check sent by the Fairchild Retirement Plan in settlement of such Fastener Business Participant's accrued benefit under the Fairchild Retirement Plan as well as any letter or cover memo accompanying the check."

19. Payroll Treatment During Week of Closing. A new Section 6.4 is hereby added to the Agreement following Section 6.3:

         "Section 6.4. Payroll Treatment During Week of Closing. During the period set forth on Schedule 6.4 immediately following the Closing, the payment of payroll for the Transferred Employees shall take place, and be accounted for by the Buyer and the Sellers, in the manner set forth on Schedule 6.4."

20. Indemnification. (a) Section 11.2(a) is hereby amended by adding new subsections (viii) and (ix) following subsection (vii) which shall read as follows:

         "(viii) any non-compliance by Fairchild Fasteners Femipari LLC, a company organized and existing under the laws of Hungary, or any of its quotaholders or the predecessors of such quotaholders with
         Section 4 (4) of the Act CXLIV of 1997 on Business Associations (the "Companies' Act"); insofar as such section of the Companies Act prohibits a one-member business association to be the sole member or sole shareholder of a business association, unless otherwise provided by Law; or

         (ix) any claim by any Fastener Business Employee arising from, or relating to, the relocation of such Fastener Business Employees from 50, avenue de Wagram, 75017, Paris, France to 15, rue du Petite Albi, 95800, Cergy, St. Christophe, France."

         (b) Section 11.3(d) is hereby amended in its entirety to read as follows:

         "(d) Notwithstanding any other provisions of this Agreement or of any applicable Law, the Buyer will be entitled to make a claim against any of the Sellers under Section 11.2(a)(ii), (iii), (iv), (viii) and (ix) until the fifth anniversary of the Closing Date."

21. Defense of Claims. The last sentence of Section 11.4(a) is hereby amended to read in its entirety as follows:

         "The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim (other than Product Claims which the Sellers shall only have the right to participate in) at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel (reasonably satisfactory to the Indemnitee), and the Indemnitee will cooperate in good faith in such defense."

22. California Real Properties. In connection with the payment of transfer Taxes and related fees pursuant to Section 5.9 of the Agreement and the allocation of the Consideration pursuant to Section 2.9 of the Agreement, the Buyer and the Sellers have agreed that the valuation of certain Fastener Business Real Properties located in the State of California is as indicated below:

   (i)      135 N. Unruh Ave., City of Industry, CA:          $ 3,500,000

   (ii)     13001 E. Temple Ave., City of Industry, CA:       $ 3,200,000

   (iii)    3000-3016 W. Lomita Blvd., Torrance, CA:          $17,000,000

23. Miscellaneous. Except as expressly amended hereby, the terms and conditions of the Agreement shall continue in full force and effect. This Amendment No. 1 is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. Wherever "Agreement" is referred to in the Agreement or in any other agreements, documents and instruments, such reference shall be to the Agreement as amended hereby.

24. Counterparts. This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all for which together shall constitute one and the same instrument.

25. Governing Law. This Amendment No. 1 shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect performance and remedies.

                  IN WITNESS WHEREOF, the Buyer and the Sellers have caused this Amendment No. 1 to be executed as of the date first written above their respective officers thereunto duly authorized.


                                           ALCOA INC.


                                           By:   _____________________________
                                                 Name: Barbara Jeremiah
                                                 Title: Executive Vice President

                                           THE FAIRCHILD CORPORATION


                                           By:   _____________________________
                                                 Name: Donald E. Miller
                                                 Title: Senior Vice President


                                           FAIRCHILD HOLDING CORP.


                                           By:   _____________________________
                                                 Name: Donald E. Miller
                                                 Title: Vice President


                                           SHEEPDOG, INC.


                                           By:   ___________________________
                                                 Name: Donald E. Miller
                                                 Title: Vice President


                                           FAIRCHILD DATA CORPORATION


                                           By:   ______________________________
                                                 Name: John Flynn
                                                 Title: Vice President

                                           FAIRCHILD TRADING CORP.


                                           By:   _____________________________
                                                 Name: John Flynn
                                                 Title: Vice President


                                           MARSON CREATIVE FASTENER, INC.


                                           By:   _____________________________
                                                 Name: John Flynn
                                                 Title:  Vice President


                                           RHI HOLDINGS, INC.


                                           By:   _____________________________
                                                 Name:  Donald E. Miller
                                                 Title:  Vice President


                                           SUCHOMIMOUS TERENSIS, INC.


                                           By:   _____________________________
                                                 Name: John Flynn
                                                 Title: Vice President


                                           FAIRCHILD FINANCE COMPANY


                                           By:   _____________________________
                                                 Name: John Flynn
                                                 Title: Director


                                           FAIRCHILD FASTENER GROUP LTD.


                                           By:   ______________________________
                                                 Name: John Flynn
                                                 Title: Director

                                           FAIRCHILD FASTENERS CORP.


                                           By:   ______________________________
                                                 Name: John Flynn
                                                 Title:  Vice President


                                           VSI HOLDINGS, INC.


                                           By:   ______________________________
                                                 Name: John Flynn
                                                 Title:  Vice President